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    CORESTATES FINANCIAL CORP AND SUBSIDIARIES

                                                                    EXHIBIT 12.1

    COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
    TO FIXED CHARGES OF CONTINUING OPERATIONS

    CONSOLIDATED

    Twelve Months Ended December 31, 1997
    -------------------------------------

    1. Income from continuing operations before extraordinary
       items and income taxes...................................... $1,082,861
                                                                    ==========

    2. Fixed charges of continuing operations:

       A. Interest expense (excluding interest on deposits),
          amortization of debt issuance costs and one-third of
          rental expenses, net of income from subleases............ $  458,977

       B. Interest on deposits.....................................    884,364
                                                                    ----------
       C. Total fixed charges (line 2A + line 2B).................. $1,343,341
                                                                    ==========

    3. Income from continuing operations before extraordinary items and income taxes, plus total fixed charges of continuing operations:

       A. Excluding interest on deposits (line 1 + line 2A)........ $1,541,838
                                                                    ==========

       B. Including interest on deposits (line 1 + line 2C)........ $2,426,202
                                                                    ==========

    4. Ratio of earnings (as defined) to fixed charges:

       A. Excluding interest on deposits (line 3A/line 2A).........      3.36%
                                                                         ====

       B. Including interest on deposits (line 3B/line 2C).........      1.81%
                                                                         ====